Exhibit 3

                                 March 14, 2005


                 China Network Communications Group Corporation
                                As the borrower


                                      And

                             Bank of China Limited
                                      And
               Bank of China (Hong Kong) Limited, Shanghai Branch
                              As the lending banks


                                 Loan Agreement



                    Reference No: Zhongyinsixie(2005) No. 6

                               Table of Contents

Articles                                                                 Pages

1.  Terms and Definitions...................................................1
2.  Loan Arrangement........................................................5
3.  Conditions Precedent....................................................5
4.  Drawdown................................................................5
5.  Drawdown Notice.........................................................6
6.  Interest................................................................6
7.  Repayment...............................................................8
8.  Taxes and Other Deductions.............................................10
9.  Costs and Expenses.....................................................10
10. Representations and Warranties.........................................10
11. Covenants..............................................................11
12. Events of Defaults.....................................................13
13. Change of Parties......................................................14
14. Payment Terms..........................................................15
15. Relations Between the Lending Banks....................................15
16. Notice.................................................................16
17. Severability...........................................................17
18. Remedies and Waivers...................................................17
19. Effectiveness..........................................................17
20. Confidentiality........................................................18
21. Amendments and Waivers.................................................18
22. Counterparts...........................................................18
23. Language...............................................................18
24. Governing Law..........................................................18
25. Dispute Resolution.....................................................18
Schedule One Conditions Precedent
Schedule Two Form of Drawdown Notice
Signature Page

This Agreement is executed on March 14, 2005 by and among:

(1) China Network Communications Group Corporation, a state-owned enterprise incorporated under the laws of the People's Republic of China ("PRC") with its registered address at Building C, International Finance Plaza, No. 156, Fuxingmennei Avenue, Xicheng District, Beijing (the "Borrower");

(2) Bank of China Limited, a company with limited liability incorporated under the PRC laws with its registered address at No. 1, Fuxingmennei Avenue, Xicheng District, Beijing (the "Lending Banks" or "Lending Banks"); and

(3) Bank of China (Hong Kong) Limited, Shanghai Branch, the branch established in Shanghai by a foreign financial institution (the "Lending Bank" or "Lending Banks").

Whereas:

(A) As agreed upon by the Borrower and the Lending Banks, the Lending Banks shall provide a loan at certain amount to the Borrower pursuant to the provisions of this Agreement, with the purpose for the Borrower to acquire, directly or through its subsidiaries, corresponding equity interest in PCCW Limited; and

(B) The parties have agreed to execute this Agreement with the purpose to specify the terms and conditions in connection with extending credit lines from the Lending Banks to the Borrowers.

Now, the parties hereby agree as follows:

1.       Terms and Definitions

1.1      In this Agreement:

         "Affiliate" means, with respect to any company or enterprise, its subsidiary or controlling company or any other subsidiary of such controlling company (subsidiary and controlling company are defined hereinafter);

         "Articles of Association" means the articles of association of the Borrower that have been approved under Document "Xinbulianzheng[2002] No. 184" by the PRC Ministry of Information Industry and the PRC State Economic and Trade Commission;

         "Authorization" means any authorization, consent, approval, resolution, license and waiver from, filing or registration to, any governmental or regulatory authorities, including any planning permit or consent;

         "Business day" means: (1) with respect to the credit line extended by the Bank of China Limited, such day on which the business offices of the Bank of China Limited in Beijing provide commercial banking services to its corporate clients, or (2) with respect to the credit line extended by the Bank of China (Hong Kong) Limited, Shanghai Branch, such day on which the business offices of the Bank of China Limited in Beijing provide commercial banking services to its corporate clients.

         "CBRC" means the China Banking Regulatory Commission or its successor;

         "Controlling Company" means, with respect to a company or an enterprise, any other company or enterprise that controls such company or enterprise as a subsidiary.

         "Credit Line" means, as required under the context, (1) credit line of USD Three Hundred Million US Dollar (USD300,000,000) committed by Bank of China Limited, and/or (2) credit line of Two Hundred Million US Dollar
(USD200,000,000) committed by Bank of China (Hong Kong) Limited, Shanghai
Branch;

         "Drawdown Date" means the date on which the Lending Bank is required under Article 5.3 herein to actually extend all amount under the credit line to the bank account as designated by the Borrower in a lump sum in such manner as provided in the drawdown notice of the Borrower;

         "Drawdown Notice" means any notice form of which is substantially consistent with such form as provided in Exhibit Two (Form of Drawdown Notice);

         "Expiration Date" means the date on which all amounts under this Agreement have been repaid and settled in full.

         "Event of Default" means any event or circumstance described in
Article 12 (Events of Default);

         "Interest Margin" means the interest rate at 0.8%;

         "Interest Calculation Period" means the period during which the interest is calculated as specified under Article 6.1.1 hereof;

         "Interest Payment Date" means March 21, June 21, September 21, December 21 of each year, or any other date on which any interest shall be paid pursuant to Article 6.1.1 hereof;

         "Last Maturity Date" means the date on which 60 months has elapsed since the drawdown date;

         "LIBOR" means London Interbank Offered Rate;

         "Lending Bank" means: (1) Bank of China Limited only in reference to the credit line extended by Bank of China Limited, or (2) Bank of China (Hong
Kong) Limited, Shanghai Branch only in reference to the credit line extended by Bank of China (Hong Kong) Limited, Shanghai Branch. Except as indicated by the context, it shall mean a single Lending Bank;

         "Loan" means any principal amount that has been or will be lent by the Lending Bank to the Borrower under the credit line in accordance with this Agreement;

         "Material Adverse Effect" means any event or circumstance which causes or is likely to cause material adverse effect on the Borrower's ability to perform any of its main obligations under this Agreement;

         "Party" means any party to this Agreement;

         "PBOC" means the People's Bank of China or its successor;

         "PCCW" means PCCW Limited;

         "Planned Drawdown Date" means the date specified by the Borrower in the drawdown notice for planned drawdowns;

         "PRC" means the People's Republic of China and, for avoidance of doubt, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan in this Agreement;

         "Repayment Date" means the date on which the Borrower shall repay the loan pursuant to Article 7.1.1 of this Agreement;

         "Subsidiary" means, with respect to any company or enterprise:

(a) any company or enterprise controlled, directly or indirectly, by such company or enterprise;

(b) any company or enterprise whose more than 50% outstanding shares or equity interests are beneficially owned, directly or indirectly, by such company and enterprise; or

(c) any company or enterprise that is a subsidiary of any other subsidiary of such company or enterprise;

Further, for purpose of this Agreement, if a company or enterprise is able to decide the matters of another company or enterprise and/or control the composition of its board of directors or management organization of similar functions, such another company or enterprise shall be deemed as controlled by such company or enterprise;

         "Taxes" means any tax, charge, duty or any other levies or withholdings of similar nature (including any fine or interest payable due to any failure or delay to pay any of such taxes);

         "Tax Deduction" means any deduction or accrual made for any tax payable under this Agreement out of tax-related reason; and

1.2      Interpretation Principles

         In this Agreement, the expressions set out below shall have the meaning as follows:

         "Continuance" shall be interpreted, with respect to a default or an event of default, as that such event of default has occurred and has not been reasonably remedied, nor be waived by the Lending Bank;

         "Day" means calendar day unless otherwise defined;

         "Include" means including without limitations;

         "Month" means the period beginning from a certain date of a calendar month and ending at the same digit date of the calendar month immediately after such calendar month, provided:

(a) if the same digit date is not a business day, such period shall be extended to the business day immediately after such date at the next calendar month, or, if such same-digit date does not exist, such period shall end at the business day immediately before such date; and

(b) If the same-digit date does not exist in the calendar month immediately afterwards, such period shall end at the last business day of such calendar month;

         "Person" shall be interpreted as any individual, firm, company, enterprise, government, nation or a nation's representative agency, or any joint venture or partnership between two or more than two of any such entity (regardless of its independent legal person status).

         "US Dollar" or "USD" means the legal currency of the United States of America.

1.3      Interpretations

In this Agreement, unless the context otherwise requires:

(a) Any reference of any document (including this Agreement) shall be interpreted to include any amendment, integration, supplement, replacement or substitute thereof, made from time to time;

(b) Any reference of this Agreement shall include this Agreement and its exhibits;

(c) Any reference of any article and exhibit shall mean the article and exhibit of this Agreement;

(d) Headings hereof are for reference only, and shall not be used as interpretation for this Agreement;

(e) Any reference of any party to this Agreement shall include its successors, permitted assignees and transferees;

(f) Any reference of law shall be interpreted as any of Constitutional regulations, treaty, convention, legislation, decree, law, rule and regulation of PRC; and

(g) Any time shall be interpreted as Beijing time, unless otherwise expressed.

2.       Loan Arrangement

2.1 Under this Agreement, Bank of China Limited agrees to extend to the Borrower a term credit line totaling Three Hundred Million US Dollar (USD300,000,000), and Bank of China (Hong Kong) Limited, Shanghai Branch agrees to extend to the Borrower a term credit line totaling Two Hundred Million US Dollar (USD200,000,000).

2.2 The Borrower shall use all and any of the amount under the credit line described under Article 2.1 for the purpose of acquiring, directly or through its subsidiary, corresponding equity interest in PCCW. The Borrower shall not alter the purpose of such loan without the prior written consent of the Lending Banks.

3.       Conditions Precedent

3.1 When and until the Lending Banks receive all documents set forth in Exhibit One (Conditions Precedent) from the Borrower, and such documents are consistent with the requirements as agreed-upon by the Lending Banks and the Borrower, the Borrower may issue Drawdown Notice.

3.2 The Lending Banks shall notify the Borrower immediately after they receive the documents contemplated in Article 3.1 hereinabove and consider them consistent with the requirements as agreed-upon by the Lending Banks and the Borrower.

4.       Drawdown

4.1 Subject to Article 4.2 hereinafter, the Borrower may withdraw all Loans under the Credit Line in a lump sum at any Business Day within 60 days upon this Agreement being effective.

4.2      The Borrower may not withdraw the Loan unless:

4.2.1 the Lending Banks have received all documents set forth in Exhibit One (Condition Precedent) from the Borrower, and such documents are consistent with the requirements as agreed-upon by the Lending Banks and the Borrower;

4.2.2    No event of default has occurred before the Drawdown Date; and

4.2.3    the Borrower withdraws all amounts under the Credit Line in a lump sum.

4.3 If the Borrower fails to make the drawdown within the period contemplated in Article 4.1 or fails to make the drawdown in a lump sum, the Lending Banks may refuse to advance any Loan under the Credit Line unless the Lending Banks agrees to amend the Drawdown Time and/or Credit Line separately in writing.

5.       Drawdown Notice

5.1      Service of Drawdown Notice

         The Borrower shall deliver to the Lending Banks the Drawdown Notice to apply using all Loans under the Credit Line. Such Drawdown Notice shall be made in such form as substantially consistent with the form set forth in Exhibit Two (Form of Drawdown Notice), and shall be served to the Lending Banks at any Business Day within 60 days after this Agreement becomes effective; further, the Borrower shall have the Drawdown Notice served on the Lending Banks three
(3) Business Days prior to its Planned Drawdown Date.

5.2      Making of Drawdown Notice

The Drawdown Notice, upon delivery, is irrevocable and shall meet the following conditions:

5.2.1 The Drawdown Notice shall require withdrawing all Loans under the Credit Line in a lump sum; and

5.2.2 The Planned Drawdown Date shall be a Business Day within the Drawdown Period.

5.3      Amount of Loans advanced by the Lending Banks

The Lending Banks shall advance such Loans under the Credit Lines that they respectively committed on the Planned Drawdown Date, provided that the conditions set forth in Article 3 (Condition Precedent ), Article 5.1 (Service of Drawdown Notice) and Article 5.2 (Making of Drawdown Notice) have been fulfilled.

6.       Interest

6.1      Calculation of Loan Interest

6.1.1    Interest Calculation Period

         The Borrower shall pay interest by quarter, and the Interest Payment Date shall be March 21, June 21, September 21, and December 21 of each year, provided that the following conditions are satisfied:

(i) The first Interest Calculation Period shall begin at the Drawdown Date and end at the first March 21, June 21, September 21, or December 21 immediately thereafter; any subsequent Interest Calculation Period shall begin at the last day of the last Interest Calculation Period and end at the next March 21, June 21, September 21, or December 21 immediately thereafter;

(ii) If any Interest Calculation Period ends at a day other than a Business Day, such Interest Calculation Period shall end at the first Business Day thereafter or, if such Business Day falls in the next Calendar Month, at the last Business Day therebefore;

(iii) When the Borrower repays principal of the Loan under this Agreement (including prerepayment), any interest accrued on such principal shall also be repaid on the same date, without regard to such date being an Interest Payment Date;

(iv) Notwithstanding the foregoing provisions, Interest Calculation Period shall not exceed the Last Maturity Date. If any Interest Calculation Period exceeds the Last Maturity Date under Article 6.1.1 hereof, such Interest Calculation Period shall end at the Last Maturity Date or the day on which the Loan is actually repaid.

6.1.2    Interest Rate and Calculation

(i) With respect to each of Interest Calculation Period determined under
Article 6.1.1, the lending interest rate under this Agreement shall be a floating interest rate and calculated as the sum between floating three-month LIBOR for USD and Interest Margin, of which:

(a) With respect to the first Interest Calculation Period, LIBOR shall be the three-month floating London Interbank Offered Rate for USD as indicated by REUTERS "3750" (Telerate Service Page "3750") at 11:00 am (London time) on the Second (2nd) Business Day (which means the day on which the banks in London provide commercial banking services to their corporate clients) prior to the Drawdown Date; and

(b) With respect to the second and subsequent Interest Calculation Periods, LIBOR applicable thereto shall be the three-month floating London Interbank Offered Rate for USD as indicated by REUTERS "3750" (Telerate Service Page "3750") at 11:00 am (London time) on the Second (2nd)Business Day (which means the day on which the banks in London provide commercial banking services to their corporate clients) prior to the same-digit date of the Interest Payment Date of the last Interest Calculation Period.

(ii) On the ending date of applicable Interest Calculation Period, interest shall be calculated on the basis of three hundred and sixty (360) days per annum multiplied by the actual calculation days, which include the first day of such period but excludes the last day thereof. Interest shall be paid on the last day of each Interest Calculation Period applicable.

6.1.3    Notice of Interest Rate

         The Lending Banks shall keep the Borrower promptly informed of the interest rate determined for any USD Loan.

6.1.4     Overdue Interest and Penalty Interest

(i) If the Borrower fails to repay duly any principal, interest and/or any other amount payable under this Agreement, the Lending Banks may charge interest on compound basis on such amount overdue at such rate and in such manner that is applicable to the principal of Loan.

(ii) If the Borrower fails to repay duly any principal, interest and/or any other amount payable under this Agreement, the Lending Banks may additionally charge penalty interest on such amount overdue at 30 percent of the Loan interest rate under this Agreement from the day on which such amount is overdue.

(iii) If the Borrower fails to use the Loan for the purpose specified under this Agreement, the Lending Banks may additionally charge penalty interest on such amount misused at 50 percent of the Loan interest rate under this Agreement from the day on which such amount is misused.

7.       Repayment

7.1      Loan Repayment

7.1.1 Except for the prerepayment contemplated under Article 7.2 hereof, The Borrower shall repay the Loan under this Agreement simultaneously to the two Lending banks in strict compliance with the following repayment schedule:



Lending Bank: Bank of China Limited
---------------------------------------------------------------------------------------------------------
Number of Repayment                  Repayment Date                     Repayment Amount
---------------------------------------------------------------------------------------------------------
1                                    48 months from the Drawdown Date   One Hundred and Fifty Million
                                                                        US Dollar (USD150,000,000)
---------------------------------------------------------------------------------------------------------
2                                    60 months from the Drawdown Date   One Hundred and Fifty Million
                                                                        US Dollar (USD150,000,000)
---------------------------------------------------------------------------------------------------------

Lending Bank: Bank of China (Hong Kong) Limited, Shanghai Branch
---------------------------------------------------------------------------------------------------------
Number of Repayment                  Repayment Date                     Repayment Amount
---------------------------------------------------------------------------------------------------------
1                                    48 months from the Drawdown Date   One Hundred Million US Dollar
                                                                        (USD100,000,000)
---------------------------------------------------------------------------------------------------------
2                                    60 months from the Drawdown Date   One Hundred Million US Dollar
                                                                        (USD100,000,000)
---------------------------------------------------------------------------------------------------------

7.1.2 If the Borrower has to make any repayment at any time later than the repayment schedule, the Borrower shall submit a written application to the Lending Bank thirty (30) Business Days prior to the Repayment Date applicable, and the Lending Bank may decide whether to grant such application. If the approval for such application is withheld by the Lending Bank, the Borrower shall repay the Loan under this Agreement in strict compliance with the repayment schedule set forth in Article 7.1.1, otherwise the repayment shall be deemed overdue.

7.1.3 The Lending Bank shall deliver the notice for the principal and interest payment to the Borrower by facsimile or post five (5) Business Days prior to each Interest Repayment Date (or Repayment Date).

7.1.4 The Borrower shall open an account with the Lending Bank with the purpose for Loan repayment. The Borrower shall keep the account with a balance sufficient to repay the interest and/or principal of the applicable period prior to any Repayment Date, Interest Payment Date or the Last Maturity Date under this Agreement, and authorize the Lending Banks to directly debit any amount payable from such account at Interest Payment Date or the Last Maturity Date under this Agreement. The Lending Banks shall issue to the Borrower a certificate applicable to such debit amount.

7.1.5 Any and all Loan under this Agreement shall be withdrawn in a lump sum, and the Borrower may not request drawdown of any Loan that has been repaid under the repayment schedule on a revolving basis.

7.2      Prepayment

7.2.1 The Borrower may prerepay all or any part of Loan before the Repayment Date or the Last Maturity Date without any penalty or payment of any expense; provided, however, that the Borrower shall:

(i) make prerepayments only on March 21, June 21, September 21, and December 21 of each year;

(ii) prerepay the Loan in backward sequence, i.e., the Loan with farthest maturity date shall be firstly repaid; further, the Borrower shall not request drawdown of any part of the Loan that has been prerepaid subject to the Lending Bank's consent on revolving basis;

(iii) notify the Lending Banks at least five (5) Business Days in advance in writing (the "Repayment Notice");

(iv) prerepay the principal of the Loan, the total of which shall be Fifty Million US Dollar (USD50,000,000) or certain times of this amount and such amount shall be prerepaid to the Lending Banks on a pro-rata basis according to their respective percentages of the total balance outstanding.

(v) have repaid any and all Loan due under this Agreement as of the Prerepayment Date; and

(vi) prerepay at the same time any interest that has accrued on the Loan to be prerepaid.

7.2.2 The Prerepayment Notice shall be effective upon the receipt by the Lending Bank. The Prerepayment Notice is irrevocable, and the Borrower shall make prerepayment in such amount and at such time as provided hereunder.

8.       Taxes and Other Deductions

8.1      Tax Liabilities

The Borrower and the Lending Banks shall pay their respective income taxes, assessments and other levies arising from or in connection with their execution and performance of this Agreement.

8.2      Tax Deduction

If the Borrower is required to make any tax deduction under the PRC laws, the Borrower shall make such tax deduction within such time and in such amount as provided under the law, and also make any and all payments relating to such tax deduction as required under the law.

9.       Costs and Expenses

9.1 The Lending Banks shall bear any and all of their respective costs and expenses arising from negotiation, production, printing, execution and consummation of this Agreement.

9.2 The Borrower agrees to pay financial Advisory fees of Six Million Two Hundred and Seven Thousand Three Hundred and Seventy Five Renminbi (RMB6,027,375) and Four Million One Hundred and Third Eight Thousand Two Hundred and Fifty Renminbi (RMB4,138,250), respectively, to Bank of China Limited and Bank of China (Hong Kong) Limited, Shanghai Branch. Such financial advisory fees shall paid by the Borrower within five (5) Business Days upon execution of this Agreement in a lump sum.

10.      Representations and Warranties

10.1     Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lending Banks at the execution date of this Agreement as follows:

10.1.1 Company Standing - The Borrower is a state-owned communications enterprise duly incorporated and validly existing under the PRC laws;

10.1.2 Power and Authority - (i) The Borrower has the power to own its assets and conduct the business activities that it is engaging in; (2) the Borrower has the power to execute and perform this Agreement and any transaction contemplated hereunder, and has taken all actions necessary to authorize execution, performance and delivery of this Agreement and any transaction contemplated hereunder;

10.1.3 Validity - This Agreement constitutes legal, valid and binding obligations of the Borrower, and is enforceable upon the Borrower according to the terms hereof (subject to limitations on enforceability arising from laws on bankruptcy, insolvency, liquidation, restructuring or any other generally applicable laws of similar nature that may affect the Creditor's rights);

10.1.4 No Proceedings - There is no actual or pending lawsuit or arbitration proceedings against the Borrower that may cause a Material Adverse Effect, nor any bankruptcy proceedings, as of the date of execution of this Agreement.

The representations and warranties stated above shall always be true and correct in light of then fact and circumstance throughout the term of this Agreement.

11.      Covenants

The Borrower makes the following covenants:

(i) The Borrower shall own directly 100% equity interests in China Netcom Group Corporation (BVI) Limited, its subsidiary, prior to the complete repayment of all Loan under this Agreement;

(ii) The Borrower shall own indirectly 100% equity interests in its subsidiary, China Netcom Corporation (BVI) Limited;

(iii) The Borrower shall deliver the following documents to each of the Lending Banks within thirty (30) Business Days upon Drawdown Date:

(a) The Borrower shall deliver the legal opinion issued by the lawyer of British Virgin Islands verifying that China Netcom Group Corporation (BVI) Limited has the power to execute and perform the Subscription Agreement that it has entered into with PCCW on January 19, 2005; and

(b) The Borrower shall deliver the legal opinion issued by the Chinese lawyer verifying that the Borrower has the power to execute and perform the Subscription Agreement that it has entered into with PCCW on January 19, 2005, and such transaction has been authorized by PRC government or regulatory authorities.

(iv) The Borrower shall own at least 1,343,571,766 shares of PCCW indirectly through the two subsidiaries above;

(v) The Borrower shall not create any security interest on the shares of PCCW that it indirectly owns or pledge such shares to any third party prior to the complete repayment of All Loans under this Agreement;

(vi) Before the complete repayment of all Loans under this Agreement, the Borrower may not sell the shares of PCCW that it indirectly owns without the prior notice to the Lending Banks and any cash consideration from such sale shall be firstly used to repay the Loan under this Agreement;

(vii) Before the complete repayment of all Loans under this Agreement, the Borrower shall always own more than 50% shares of China Netcom Group (Hong
Kong) Limited, its listed Subsidiary;

(viii) With respect to any financing activity conducted by the Borrower for its performance of the Subscription Agreement that it has entered into with PCCW on January 19, 2005, the representations and warranties obtained by the Lending Banks under this Agreement shall be no less favorable than those obtained by any other lender, and the Lending Banks shall have the status at least equal to any other lender with respect to the loan repayment sequence;

(ix) Before the complete repayment of All Loans under this Agreement, the Borrower shall provide audited annual financial statements of the preceding year to the Lending Banks within 180 days of year-end, and other documents properly requested by the Lending Bank including, but without limitation, reports, statements and other documents and materials relating to the Borrower's operational and financial conditions;

(x) The Borrower shall actively accept and coordinate with the Lending Bank in the Lending Bank's review, fact-finding and monitoring of the use of the Loan under this Agreement; provided, however, that such review, fact-finding and monitoring activities of the Lending Bank may not affect the ordinary course of the Borrower's operations, nor involve any disclosure of trade secrets unrelating to this Agreement;

(xi) The Borrower shall maintain its corporate status as a state-owned communication enterprise under PRC laws; further, the Borrower shall not reduce registered capital, or undertake any significant ownership change or adjustment of operating model (including, but without limitation, joint venture or cooperation with foreign investors; divesture, merger, acquisition or being acquired; restructuring, reorganization or restructuring to be a company limited by shares; adjustment of the operating model such as lease, contracting-out, joint operation or trust, and any other action that may cause a Material Adverse Effect) without written notice to the Lending Bank at least fourteen (14) Business Days in advance;

(xii) The Borrower shall obtain all Authorizations necessary for the execution and performance of the transactions contemplated under this Agreement, or for the validity or enforceability of this Agreement as required and when such Authorizations are required, except for any circumstance that is reasonably expected not to cause a Material Adverse Effect;

(xiii) Without a written consent of the Lending Bank, the Borrower may not create any security interest on any significant part of its assets (including the right to receive profit) for the benefit of any third party (except for such security interest that is used to repay Loan under this Agreement), nor provide significant guarantees to any third party that may cause a Material Adverse Effect to the Borrower's repayment ability; provided, however, that the Borrower may apply for a waiver of this provision which, subject to the condition that such waiver will not cause a Material Adverse Effect, shall not be unreasonably withheld by the Lending Bank;

(xiv) The Borrower may distribute any of its profit to its shareholders, unless any principal or interest of Loan overdue has not been repaid;

(xv) the Borrower shall always maintain its on-going existence and business operation;

(xvi) The Borrower undertakes to repay any principal and interest upon maturity of the Loan, and to use the Loan according to the purpose specified under this Agreement;

(xvii) The Borrower shall keep the Lending Bank promptly informed when:

(a) the Borrower experiences any Event of Default under this Agreement or any other Agreement;

(b) the Borrower experiences changes in its ownership structure or senior management, amendment of Articles of Association, and material adjustment of internal organizational structure;

(c) the Borrower experiences operational difficulties and worsening of its financial conditions;

(d) the Borrower is involved in any material lawsuit or arbitration; and

(e) the Borrower experiences any other circumstance that may affect its repayment ability.

The Lending Bank may not disclose any of foregoing events known to it to any third party, unless required by law or any judicial or administrative proceedings.

(xviii) There is no default of the Borrower that has occurred and is continuing upon its issuance of Drawdown Notice.

12.      Events of Default

12.1     Events of Default

Each event or circumstance provided in this Article 12.1 shall constitute a material Event of Default:

12.1.1 Nonpayment - The Borrower fails to repay any of the amount due under this agreement, and such amount fails to be repaid in full after the Lending Bank has issued written notices of such nonpayment to the Borrower;

12.1.2 Breach of obligations - The Borrower breaches any of the representations, warranties or covenants under Article 10.1 (Representations and Warranties of the Borrower) and Article 11 (Covenants);

12.1.3 Untrue representations - Any representation or warranty made by the Borrower under this agreement has proved to be untrue in any material aspect when made, and has resulted in a Material Adverse Effect on performance of this Agreement;

12.1.4 Cross defaults - If the Borrower defaults under any agreement entered into by it with Bank of China Limited (including all of its branches), it shall be regarded as having defaulted with respect to the Bank of China Limited (including all of its branches) and Bank of China (Hong Kong) Limited (including all of its branches). In addition, If the Borrower defaults under any agreement entered into by it with Bank of China (Hong Kong) Limited (including all of its branches), it shall be regarded as having defaulted with respect to Bank of China (Hong Kong) Limited (including all of its branches) and the Bank of China Limited (including all of its branches).

12.1.5 Serious worsening of financial conditions - The Borrower experiences serious worsening of its operational and financial conditions;

12.1.6 Bankruptcy procedures - The Borrower is involved in any dissolution, liquidation, bankruptcy, insolvency or similar proceedings.

12.2     Remedies after Occurrence of the Events of Default

Upon occurrence of any material Event of Default, the Lending Banks is entitled to one or more of the following remedies:

(a) accelerate the payment of all loans and the accrued interest and all other amounts incurred or unpaid under this agreement to be due immediately; and/or

(b) declare cancellation of part or all of the amount of loans; and/or

(c) exercise any or all of the other rights and remedies that it has under this agreement; and/or

(d) transfer and deduct any amount payable from any account of the Borrower with the Lending Banks by direct set-off and apply such set-off amount in payment of any amount payable by the Borrower to the Lending Banks under this agreement. However, the Lending Banks shall ensure the sum of the set-off not to exceed the sum of the principal, interest, penalty interest and/or fees due under this Agreement.

13.      Change of Parties

13.1     Binding Force of the Agreement

         This agreement shall be binding on any party herein and/or any subsequent successor or assignee of such party.

13.2     Transfer and Assignment by the Borrower

         Without the Lending Bank's prior written consent, the Borrower shall not transfer, assign, replace or dispose of any rights or obligation hereunder.

13.3     Transfer and Assignment by the Lender

         Any Lending Bank may, upon the written consent of the other Lending Bank, transfer or assign any rights or obligation hereunder. Such Lending Bank shall send notices to the Borrower within 10 business days after such transfer or assignment.

14.      Payment Terms

14.1     Payment to the Lending Bank

14.1.1 On each date on which payment shall be made by the Borrower under this agreement, the Borrower shall pay such an amount to the Lending Banks on the time and with the funds as specified in this Agreement.

14.1.2   The payment shall be made to the accounts designated by the Lending
Banks.

14.2     Partial Payment

         If the amount received by the Lending Banks is insufficient to pay off all the amounts then due and payable by the Borrower, the Lending Banks shall apply such amount in the following sequence so the Borrower's obligations hereunder will be fulfilled:

14.2.1   first, to pay any interest or expenses due but unpaid hereunder;

14.2.2   secondly, to pay any principal due but unpaid hereunder; and

14.2.3   thirdly, to pay any other amount due but unpaid hereunder.

14.3     Currency

14.3.1 The Loan or part of the Loan shall be repaid in the same currency as at the time of loan advancement.

14.3.2 Unless otherwise provided by this agreement, any interest or expense shall be paid in the same currency as the repayment of the amount to which such interest or expenses relates at the time of payment.

14.3.3 Unless otherwise provided by this agreement, any cost or expense shall be paid in the same currency as it has incurred.

14.3.4 Unless otherwise provided by this agreement, any other amount due and payable hereunder shall be paid in US dollars.

15.      Relations Between the Lending Banks

15.1 Each Lending Bank's obligations hereunder are several. Failure to perform the obligations hereunder by each Lending Bank shall not affect the other Lending Bank's obligations hereunder. No Lending Bank is responsible for any other Lending Bank's obligations hereunder.

15.2 Each Lending Bank's rights under or in connection with this agreement shall be several and independent rights. The Borrower's obligations to each Lending Bank shall be several and independent obligations.

15.3 No Lending Bank shall be responsible for any credit risk (if any) hereunder of any other Lending Bank.

16.      Notice

16.1     Written Communications

         Any communication under or in connection with this agreement shall be made in writing.

16.2     Address

         Unless otherwise provided herein, all notices, requests or other communications to parties hereto shall be made to the following addresses or fax numbers of relevant parties or to any replacing addresses, fax numbers, departments or persons which one party has notified the other party at least five (5) Business Days in advance.

         To the Borrower:

         China Network Communications Group Corporation
         Attn: Yao Yao
         Address: Building C, No. 156 Fuxingmennei Avenue, Xicheng District, Beijing
         Postal code: 100031
         Fax: 8610  66429524
         Phone: 8610 66429361

         To the Lending Banks:

         Bank of China
         Attn: Yang Ling Ling
         Address: No. 1 Fuxingmennei Avenue, Beijing
         Postal code: 100818
         Fax: 8610 66593127
         Phone: 8610 66593120

         Bank of China (Hong Kong) Limited, Shanghai Branch
         Attn:    Lai Qiuxia
         Address: No. 668 Beijing East Street, Shanghai
         Postal code: 200001
         Fax: 8621 53088339
         Phone: 8621 53088888

16.3     Delivery

         Any communication or document made or delivered by one party to another under or in connection with this agreement shall only become effective upon:

         (a) if sent by fax, the receipt of confirmation report and the original of the faxed document delivered to the other party by registered mail or personal delivery within three days, or

         (b) if sent by mail, the arrival at the relevant address, or five business days after the letter is mailed to such address with postage prepaid; or

         (c) if sent by personal delivery, the acceptance of the addressee.

16.4     Notice of Address and Fax

         Upon the receipt of notice of relevant address or fax number or change of relevant address or fax number by one party provided in Article 16.2 (address), or upon change of one party's own address or fax, such party shall notify the other party as soon as possible.

16.5     Chinese Language

         Any notice sent under this agreement or in connection with this agreement shall be in Chinese.

17.      Severability

         If any one or more provisions of this agreement shall become unlawful, invalid or unenforceable according to any current or future law, the unlawfulness, invalidity or unenforceability of such provisions shall not affect the lawfulness, validity and enforceability of any other provisions hereunder.

18.      Remedies and Waivers

         Failure to exercise or delay in exercise of any right or remedy by any Lending Bank shall not be deemed as a waiver of such right or remedy. Any individual or partial exercise of any right or remedy shall not prevent any further or other exercise or any exercise of other right or remedy. Rights and remedies provided in this Agreement shall be accumulative and shall not exclude any right or remedy provided by law.

19.      Effectiveness

19.1     Effectiveness

         This Agreement shall take effect upon execution by the legal representatives or authorized representatives of the Lending Banks and Borrower and affixing of seals of the Lending Banks and Borrower. This Agreement shall remain effective from the date when it becomes effective to the date of termination.

19.2     Notice of Date of Termination

         The Lending Banks shall notify the Borrower as soon as possible upon the occurrence of termination.

20.      Confidentiality

         Without the prior consent of the relevant parties, parties hereto shall not (and shall ensure its affiliates not) disclose any information relating to relevant parties or this Agreement, except that such disclosure is requested by any law, court judgment, competent government authority, administrative agency or securities exchange.

21.      Amendments and Waivers

21.1     Amendment and Waiver of this Agreement

         Provisions of this Agreement or related matters may be amended, waived or supplemented upon consent by the Borrower and the Lending Banks.

21.2     Amendment Required by Law

         If at any time, any provision of this Agreement is in conflict with any PRC law or regulation or its interpretation, all parties shall amend this Agreement upon friendly negotiation to avoid such conflict.

22.      Counterparts

         This Agreement is made in nine (9) copies, three copies for each of the Lending Banks and three for the Borrower and each with equal legal effect.

23.      Language

         This Agreement is executed in Chinese.

24.      Governing Law

         This Agreement shall be governed by and interpreted by the PRC laws.

25.      Dispute Resolution

         Any dispute resulting from the performance of this Agreement or in connecting with this Agreement shall be resolved by negotiation. If such dispute fails to be resolved by negotiation among parties, any party may directly bring a lawsuit to the People's court located in Beijing. Neither the Lending Banks nor the Borrower may use any dispute as an excuse to refuse to perform any of its obligations hereunder.

This Agreement has been executed on the date first set forth above.

Exhibit I         Conditions Precedent

1.       Corporate Documents

         The following documents provided by the Borrower shall contain its corporate seal as the verification of their authenticity:

         (a) articles of association;
         (b) business license;
         (c) tax registration certificate;
         (d) loan certificate issued by the People's Bank of China;
         (e) power of attorney by which the Borrower authorizes one or more designated persons to execute this Agreement and any other agreement according to this Agreement; and
         (f) sample signatures by the authorized signatories specified in above item (e).

2.       Loan Agreement

         The Loan Agreement shall have been properly executed by the relevant parties (if, upon execution, the Lending Banks have kept three execution copies, the Borrower does not need to provide any more copies).

3.       Relevant Approvals and Certificates

         The copies of the following documents shall contain the corporate seal of the Borrower:

         (a) Letter of reply issued by the Ministry of Commerce approving the acquisition of relevant shares in PCCW Limited. directly by the Borrower or through its controlling subsidiary;

         (b) Letter of reply issued by the National Development and Reform Commission approving the acquisition of relevant shares in PCCW Limited. directly by the Borrower or through its controlling subsidiary;

         (c) Letter of reply issued by the State Administration of Foreign Exchanges approving the acquisition of relevant shares in PCCW Limited. directly by the Borrower or through its controlling subsidiary.

4.       Legal Opinions

         The Borrower shall provide written legal opinions acceptable to the Lending Banks. Such written legal opinions shall indicate that any authorization required for the Borrower's execution and performance of this Agreement or any other authorization necessary to ensure the effectiveness and enforceability of this Agreement have been obtained.

Exhibit II        Form of Drawdown Notice

To:      Bank of China Limited (or Bank of China (Hong Kong) Limited,
         Shanghai Branch)

         In accordance with the provisions of the Loan Agreement executed on [ ], 2005, we have fully satisfied all conditions to the drawdown and have met with all conditions and qualifications for the drawdown in all other aspects.

         We hereby notify you via this written notice that we plan to withdrawal US$ [ ] on [ ], 2005.

         Please transfer this drawdown amount to our account with the Bank of China Limited (or the Bank of China (Hong Kong) Limited, Shanghai Branch) in accordance with the Loan Agreement, the account number is [ ].


                           China Network Communications Group Corporation


                           [date]

Signature Page

Borrower:

China Network Communications Group Corporation

Authorized signatory: /s/ Li Fushen


Lending Bank:

Bank of China Limited
Authorized signatory: /s/ Chang Cheuk Ming

Bank of China (Hong Kong) Limited, Shanghai Branch
Authorized signatory: /s/ Chow Chak Chee


Date: March 14, 2005